Exhibit 99.1

NuStar Energy L.P. Reports Higher than Anticipated

Third Quarter 2011 Earnings

Third Quarter Earnings Per Unit and EBITDA results higher than 2010

SAN ANTONIO, October 29, 2011 – NuStar Energy L.P. (NYSE: NS) today announced its third quarter net income applicable to limited partners was $59.8 million, or $0.92 per unit, compared to $58.4 million, or $0.90 per unit, earned in the third quarter of 2010. For the nine months ended September 30, 2011, net income applicable to limited partners was $160.9 million, or $2.49 per unit, compared to $159.0 million, or $2.55 per unit, for the nine months ended September 30, 2010.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $138.8 million for the third quarter of 2011 compared to $131.0 million for the third quarter of 2010. For the nine months ended September 30, 2011, EBITDA was $391.7 million, higher than the $369.2 million for the nine months ended September 30, 2010.

Distributable cash flow available to limited partners for the third quarter was $80.3 million, or $1.24 per unit, compared to 2010 third quarter distributable cash flow of $84.0 million, or $1.30 per unit. For the nine months ended September 30, 2011, distributable cash flow available to limited partners was $244.8 million, or $3.79 per unit, compared to $214.0 million, or $3.40 per unit for the nine months ended September 30, 2010.

NuStar also announced that its board of directors has declared a distribution of $1.095 per unit, which would equate to $4.38 per unit on an annual basis. The third quarter 2011 distribution will be paid on November 14, 2011, to holders of record as of November 8, 2011. Distributable cash flow available to limited partners covers the distribution to the limited partners by 1.13 times for the third quarter of 2011.

“Our third quarter results were better than we expected when we provided guidance in late July,” said Curt Anastasio, Chief Executive Officer and President of NuStar Energy L.P. and NuStar GP Holdings, LLC. “Higher than projected revenues in our transportation segment, reduced operating expenses in both our transportation and storage segments and lower than expected administrative expenses were the primary causes of our higher-than-anticipated results.”

Anastasio added, “Improved results in our transportation and storage segments and lower administrative expenses contributed to third quarter EBITDA results being higher than the same quarter in 2010. Increased tariffs and new revenue streams generated from two Eagle Ford -related projects brought on-line this year more than offset lower throughput volumes in our

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transportation segment. Our storage segment continues to benefit from internal growth projects completed late last year, while lower compensation related costs reduced our administrative expenses quarter over quarter.”

Internal Growth Project Update

“Our internal growth program is progressing nicely and I am pleased to report that during the third quarter we completed a 3.2 million barrel storage tank expansion project at our St. James, LA terminal facility. This expansion project increases the storage capacity of the facility to over eight million barrels, making the St. James facility our largest domestic terminal. Multi-year contracts, which are already generating EBITDA, are currently in place for all 3.2 million barrels of new storage, Anastasio stated.

“In addition, during September we reactivated and reversed a previously idle eight-inch refined products pipeline that now gives us capability to transport Eagle Ford crude and condensate to Valero Energy’s Corpus Christi refinery. We also plan to construct a new 12-inch pipeline that will connect existing pipeline segments and will move crude oil from Corpus Christi to Valero’s Three Rivers refinery. This new pipeline should be in service in the second quarter of 2012,” said Anastasio.

Full-Year 2011 Guidance

In regard to the full-year outlook for NuStar Energy L.P., Anastasio said, “We expect NuStar’s 2011 EBITDA to be comparable to 2010. We expect EBITDA in our storage segment to be $20 to $30 million higher than 2010, as this segment should continue to benefit from the completion of internal growth projects. EBITDA in our transportation segment should be $5 to $15 million lower due to reduced throughputs caused by the refinery turnaround activity of our customers and changing market conditions.”

“With regard to the margin-based asphalt and fuels marketing segment, EBITDA should be comparable to the $111 million of EBITDA earned in 2010. Projected earnings from our April 2011 San Antonio refinery acquisition and improved results in our fuels marketing operations are expected to be offset by weak margins in our asphalt operations.”

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A conference call with management is scheduled for 11:00 a.m. ET (10:00 a.m. CT) today, October 28, 2011, to discuss the financial and operational results for the third quarter of 2011. Investors interested in listening to the presentation may call 800/622-7620, passcode 13712546. International callers may access the presentation by dialing 706/645-0327, passcode 13712546. The company intends to have a playback available following the presentation, which may be accessed by calling 800/585-8367, passcode 13712546. A live broadcast of the conference call will also be available on the company’s Web site at www.nustarenergy.com.

NuStar Energy L.P. is a publicly traded, limited partnership based in San Antonio, with 8,417 miles of pipeline; 90 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids; and two asphalt refineries and a fuels refinery with a combined throughput capacity of 118,500 barrels per day. The partnership’s combined system has over 97 million barrels of storage capacity. One of the largest asphalt refiners and marketers in the U.S. and the second largest independent liquids terminal operator in the nation, NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, the United Kingdom and Turkey. For more information, visit NuStar Energy L.P.’s Web site at www.nustarenergy.com.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of NuStar’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of NuStar’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable. Nominees, and not NuStar, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the partnership and company’s beliefs as well as assumptions made by and information currently available to the partnership and company. These statements reflect the partnership and company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2010 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

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NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information

(Unaudited, Thousands of Dollars, Except Unit Data and Per Unit Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Statement of Income Data:
Revenues:
Services revenues	$210,681	$201,390	$608,689	$585,772
Product sales	1,613,669	936,989	4,039,461	2,623,077

Total revenues	1,824,350	1,138,379	4,648,150	3,208,849

Costs and expenses:
Cost of product sales	1,535,609	860,942	3,797,424	2,422,751
Operating expenses	135,615	121,748	390,480	363,028
General and administrative expenses	17,731	26,860	69,833	76,324
Depreciation and amortization expense	42,418	38,539	124,354	114,653

Total costs and expenses	1,731,373	1,048,089	4,382,091	2,976,756

Operating income	92,977	90,290	266,059	232,093
Equity earnings from joint venture	2,599	2,454	6,997	7,571
Interest expense, net	(21,565)	(20,583)	(62,644)	(58,059)
Other (expense) income, net	767	(235)	(5,699)	14,882

Income before income tax expense	74,778	71,926	204,713	196,487
Income tax expense	4,497	3,616	13,311	9,052

Net income	$70,281	$68,310	$191,402	$187,435

Net income applicable to limited partners	$59,783	$58,375	$160,932	$158,950

Net income per unit applicable to limited partners	$0.92	$0.90	$2.49	$2.55

Weighted average limited partner units outstanding	64,612,423	64,610,549	64,611,181	62,386,373

EBITDA (Note 1)	$138,761	$131,048	$391,711	$369,199

Distributable cash flow (Note 1)	$90,970	$94,202	$276,524	$243,372

	September 30,	September 30,		December 31,
	2011	2010		2010
Balance Sheet Data:
Debt, including current portion (a)	$2,525,655	$1,990,507		$2,137,080
Partners’ equity (b)	2,525,049	2,690,235		2,702,700
Debt-to-capitalization ratio (a) / ((a)+(b))	50.0%	42.5%		44.2%

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Segment Data:
Storage:
Throughput (barrels/day)	721,618	673,121	679,031	666,635
Throughput revenues	$21,743	$19,139	$58,388	$56,085
Storage lease revenues	120,146	111,998	359,820	330,493

Total revenues	141,889	131,137	418,208	386,578
Operating expenses	71,386	66,153	213,230	198,186
Depreciation and amortization expense	21,725	19,349	64,656	57,004

Segment operating income	$48,778	$45,635	$140,322	$131,388

Transportation:
Refined products pipelines throughput (barrels/day)	523,279	526,825	509,354	529,380
Crude oil pipelines throughput (barrels/day)	319,103	382,845	304,554	381,606

Total throughput (barrels/day)	842,382	909,670	813,908	910,986
Revenues	$81,899	$80,597	$226,471	$232,817
Operating expenses	30,796	30,488	85,381	88,784
Depreciation and amortization expense	12,855	12,597	38,282	38,029

Segment operating income	$38,248	$37,512	$102,808	$106,004

Asphalt and fuels marketing:
Product sales	$1,618,693	$937,074	$4,049,079	$2,625,994
Cost of product sales	1,545,340	864,904	3,821,379	2,438,703

Gross margin	73,353	72,170	227,700	187,291
Operating expenses	41,862	31,575	113,506	96,924
Depreciation and amortization expense	6,073	5,138	16,505	15,254

Segment operating income	$25,418	$35,457	$97,689	$75,113

Consolidation and intersegment eliminations:
Revenues	$(18,131)	$(10,429)	$(45,608)	$(36,540)
Cost of product sales	(9,731)	(3,962)	(23,955)	(15,952)
Operating expenses	(8,429)	(6,468)	(21,637)	(20,866)

Total	$29	$1	$(16)	$278

Consolidated Information:
Revenues	$1,824,350	$1,138,379	$4,648,150	$3,208,849
Cost of product sales	1,535,609	860,942	3,797,424	2,422,751
Operating expenses	135,615	121,748	390,480	363,028
Depreciation and amortization expense	40,653	37,084	119,443	110,287

Segment operating income	112,473	118,605	340,803	312,783
General and administrative expenses	17,731	26,860	69,833	76,324
Other depreciation and amortization expense	1,765	1,455	4,911	4,366

Consolidated operating income	$92,977	$90,290	$266,059	$232,093

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars, Except Per Unit Data)

Notes:

1.	NuStar Energy L.P. utilizes two financial measures, EBITDA and distributable cash flow, which are not defined in United States generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and the cash that the business is generating. Neither EBITDA nor distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to EBITDA and distributable cash flow:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net income	$70,281	$68,310	$191,402	$187,435
Plus interest expense, net	21,565	20,583	62,644	58,059
Plus income tax expense	4,497	3,616	13,311	9,052
Plus depreciation and amortization expense	42,418	38,539	124,354	114,653

EBITDA	138,761	131,048	391,711	369,199
Less equity earnings from joint ventures	(2,599)	(2,454)	(6,997)	(7,571)
Less interest expense, net	(21,565)	(20,583)	(62,644)	(58,059)
Less reliability capital expenditures	(15,104)	(13,841)	(41,257)	(38,327)
Less income tax expense	(4,497)	(3,616)	(13,311)	(9,052)
Plus distributions from joint venture	2,668	2,450	9,397	7,500
Plus other non-cash items	—	—	5,093	—
Mark-to-market impact on derivative activity (a)	(9,944)	1,198	(8,718)	(20,318)
Contingent loss adjustment	3,250	—	3,250	—

Distributable cash flow	$90,970	$94,202	$276,524	$243,372

EBITDA	$138,761	$131,048	$391,711	$369,199
EBITDA attributable to noncontrolling interest	100	—	386	—

EBITDA attributable to NuStar Energy L.P.	$138,661	$131,048	$391,325	$369,199

Distributable cash flow	$90,970	$94,202	$276,524	$243,372
Distributable cash flow attributable to noncontrolling interest	87	—	388	—

Distributable cash flow attributable to NuStar Energy L.P.	$90,883	$94,202	$276,136	$243,372

General partner’s interest in distributable cash flow	10,600	10,160	31,350	29,371

Limited partners’ interest in distributable cash flow	$80,283	$84,042	$244,786	$214,001

Distributable cash flow per limited partner unit	$1.24	$1.30	$3.79	$3.40

(a)	Distributable cash flow excludes the impact of unrealized mark-to-market gains and losses that arise from valuing certain derivative contracts, as well as qualifying hedged inventory. The gain or loss associated with these contracts is realized in distributable cash flow when the contracts are settled.